Exhibit 99.1

Energy XXI Partially Monetizes Hedges

•	Proceeds to reduce bank debt
•	Affected volumes re-hedged

HOUSTON – March 12, 2009 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) today announced the early settlement of certain oil and natural gas hedges. Net proceeds of $66.5 million are expected to be used to reduce borrowings under the company’s secured revolving credit facility.  Concurrent with the early settlements, Energy XXI re-hedged all of the related volumes.
“Monetizing a portion of our hedges and re-hedging allows Energy XXI to capture value today while still protecting our future cash flows,” Energy XXI Chairman and CEO John Schiller said.
At March 11, 2009, the company had approximately $63 million of cash on hand and bank borrowings under its $400 million borrowing base totaled $300.6 million, before application of the $66.5 million of hedge-settlement proceeds.  Following the hedge repositioning, the mark-to-market value of the company’s hedge portfolio is currently $102 million.
In total, the company monetized crude oil swaps and collars covering 4,174 barrels per day (Bbl/d) for the remainder of 2009, and 1,516 Bbl/d for 2010, as well as natural gas swaps and collars covering 10,507 million British thermal units per day (MMBTU/d) for the remainder of 2009, and 16,055 MMBTU/d for 2010.  These hedges were replaced with new crude oil swaps on the same volumes at prices averaging $50.32 for the remainder of 2009 and $54.70 for 2010, as well as natural gas swaps on the same volumes at prices averaging $4.22 for the remainder of 2009 and $5.75 for 2010.  The full revised hedge schedule is included as an attachment to this news release.
“Even after re-setting a large portion of our hedge portfolio, we expect to generate sufficient cash flow from operations to pay down additional debt during our 2010 fiscal year, which begins July 1, 2009,” Schiller said.  “Energy XXI is positioned to ride out the current industry down-cycle and to capture opportunities as oil and gas prices recover.”
Energy XXI currently is pursuing a bank borrowing redetermination that is expected to be completed by the end of March.   The company remains in compliance with the revolving credit facility’s covenants and expects to have continued liquidity under the facility following the redetermination.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Tristone Capital Limited are Energy XXI listing brokers in the United Kingdom.  To learn more, visit the Energy XXI website at www.energyxxi.com.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
+44 207 523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Mark Antelme
+44 203 178 6242
mark.antelme@pelhampr.com

ENERGY XXI (BERMUDA) LIMITED
SUMMARY OF HEDGE POSITIONS AS OF MARCH 11, 2009

Natural Gas (000 MMBTU)						Crude Oil (000 BBL)

			Average						Average
Qtr	Instrument	Volume	Sub	Floor	Cap	Qtr	Instrument	Volume	Sub	Floor	Cap

Q409	Swaps	4,200		5.83	5.83	Q409	Swaps	541		54.17	54.17
	3 Way Collars	710	6.00	8.00	9.98		3 Way Collars	137	53.69	67.37	79.66
	Put Spreads	2,770	6.16	8.33			Collars	73		80.00	111.00
							Put Spreads	273	85.00	110.00

Q110	Swaps	1,770		7.20	7.20	Q110	Swaps	422		55.62	55.62
	3 Way Collars	2,480	6.00	8.19	10.13		3 Way Collars	111	53.38	67.52	80.49
	Put Spreads	920	6.50	8.50			Collars	67		80.00	111.00
							Put Spreads	276	85.00	110.00

Q210	Swaps	1,570		7.50	7.50	Q210	Swaps	398		56.03	56.03
	3 Way Collars	2,400	6.00	8.19	10.13		3 Way Collars	87	52.93	67.70	81.64
	Put Spreads	920	6.50	8.50			Collars	61		80.00	111.00
							Put Spreads	276	85.00	110.00

Q310	Swaps	1,400		5.74	5.74	Q310	Swaps	304		63.98	63.98
	3 Way Collars	2,110	6.00	8.21	10.15		3 Way Collars	68	52.35	67.35	82.05
							Collars	124		77.34	106.22

Q410	Swaps	1,120		5.45	5.45	Q410	Swaps	277		64.36	64.36
	3 Way Collars	2,100	6.00	8.22	10.15		3 Way Collars	60	52.00	67.00	82.04
							Collars	113		77.30	106.13

Q111	Swaps	760		5.69	5.69	Q111	Swaps	248		64.83	64.83
	3 Way Collars	2,100	6.00	8.22	10.15		3 Way Collars	52	51.54	66.54	82.03
							Collars	101		77.28	106.10

Q211	Swaps	460		6.17	6.17	Q211	Swaps	222		65.26	65.26
	3 Way Collars	2,080	6.00	8.22	10.15		3 Way Collars	45	50.95	65.95	82.02
							Collars	95		77.30	106.15
Q311	3 Way Collars	900	5.50	7.50	10.55

Q411	3 Way Collars	910	5.50	7.50	10.55

Q112	3 Way Collars	920	5.50	7.50	10.55

Q212	3 Way Collars	920	5.50	7.50	10.55

Includes production for April 2009 and later; Quarters based on June 30 fiscal year-end
All prices are weight-averaged by contract volume